SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[ X ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[     ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLARION TECHNOLOGIES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule, or registration statement no.: __________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

Clarion Technologies, Inc.

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

May ____, 2002

Dear Stockholder:

        You are cordially invited to attend Clarion Technologies, Inc.‘s 2002 Annual Meeting of Stockholders which will be held on June 25, 2002, at 9:00 a.m., local time, at the Greenville Area Community Center, 900 E. Kent Road, Greenville, Michigan 48838.

        The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The proposals listed in the Notice of Meeting are more fully described in the Proxy Statement.

        Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

Sincerely, William Beckman President

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

Clarion Technologies, Inc.

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

        The annual meeting of the stockholders of Clarion Technologies, Inc. (the “Company”), will be held at the Greenville Area Community Center, 900 E. Kent Road, Greenville, Michigan 48838, on June 25, 2002, at 9:00 a.m., local time, for the following purposes:

1.	To elect five directors, each for a term of one year.
2.	To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the authorized common stock from 60,000,000 shares to 100,000,000 shares, each share with a par value of $0.001.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 29, 2002, will be entitled to vote at the meeting and at any adjournments or postponements thereof.

        Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

By Order of the Board of Directors,
May ____, 2002	William Beckman President

CLARION TECHNOLOGIES, INC.

38 West Fulton Street, Suite 400
Grand Rapids, Michigan 49503

PROXY STATEMENT

2002 Annual Meeting of Stockholders

June 25, 2002

        This Proxy Statement is furnished to the stockholders of Clarion Technologies, Inc. (the “Company”), in connection with the solicitation by the Board of Directors of proxies to be used at the 2002 Annual Meeting of Stockholders. The Annual Meeting will be held on June 25, 2002, at 9:00 a.m., local time, at the Greenville Area Community Center, 900 E. Kent Road, Greenville, Michigan 48838.

SOLICITATION OF PROXIES

        Each stockholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a stockholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose.

        If the proxy card is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting of Stockholders and at any adjournment of that meeting. Where stockholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted FOR the election of all nominees named in the proxy and FOR the proposal described in this Proxy Statement. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy of a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

        On April 29, 2002, the record date of the meeting set by the Board, there were 43,562,081 shares of common stock and 1,950,250 shares of preferred stock outstanding. Each outstanding share of common stock entitles the holder thereof to one vote per share and each outstanding share of preferred stock currently entitles the holder thereof to five votes per share. The presence in person or by Proxy of at least a majority of these shares constitutes a quorum.

        Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter; therefore it is not counted in determining whether a matter requiring approval of a majority of shares present and entitled to vote has been approved. Votes cast at the meeting or submitted by Proxy will be counted by inspectors of the meeting who will be appointed by the Company. All costs for the solicitation of proxies have been borne by the Company.

ELECTION OF DIRECTORS

        The Board of Directors has nominated the following persons for election as directors, each to serve until the 2003 annual meeting: Steven Olmstead, Jack D. Rutherford, Frederick A. Sotok, Frank T. Steck and Craig A. Wierda. Each of the nominees are incumbent directors of the Company previously elected by the Company and its stockholders, except Mr. Olmstead, who was appointed to the Board in April 2002.

        This Proxy Statement contains more information about the nominees below. Unless otherwise directed by a stockholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for those substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the five persons who receive the largest number of votes cast at the meeting will be elected as directors. There is no right to cumulative voting as to any matter, including the election of directors.

        The Board of Directors recommends a vote FOR the election of the nominees to the Board of Directors.

        The following biographical information is provided for each nominee for election at the Annual Meeting.

        Steven Olmstead, 49, has served as a Director of the Company since April 2002. Mr. Olmstead was employed as a certified public accountant for nine years by Arthur Young & Company focusing primarily on audit services. In 1985, Mr. Olmstead became the Vice President of Finance and Treasurer and a member of the board of directors of Indian Head Industries, Inc., a manufacturer of interior trim and engine sealing components for the automobile industry and of brake system components for the heavy duty truck industry with six plants including operations in Canada and Europe with annual revenues of approximately $110 million. In, 1993, Mr. Olmstead became a partner in a management consulting practice specializing in turnaround management of financially troubled businesses. Since, 1997, Mr. Olmstead has operated as a self-employed consultant serving in numerous capacities for several companies, including, interim President and Chief Executive Officer and Chief Operating Officer. Mr. Olmstead received an MBA from the University of Michigan with emphasis in finance and accounting and a BBA from Western Michigan University in finance and economics.

        Jack D. Rutherford, 68, served as Chairman of the Board of the Company from November 1998 until December 2000 and has been a Director of the Company since October 1998. Mr. Rutherford served as the Company’s Chief Executive Officer from January 1999 through December 1999. Mr. Rutherford is the co-founder, Chairman and Chief Executive Officer of ICM Industries, Inc., a private holding company of turn-around manufacturing businesses. ICM has acquired 13 companies with total revenues of over $452 million. From 1978 to 1985, Mr. Rutherford served in various executive officer positions at International Harvester (Navistar International), including Vice Chairman from 1984 to 1985 and President and Chief Operating Officer from 1983 to 1984. Prior to joining International Harvester, Mr. Rutherford was employed by Ford Motor Company for 26 years. Mr. Rutherford received an MBA from Michigan State University and an advanced management degree from Harvard Business School.

        Frederick A. Sotok, 67, has served as a Director of the Company since May 1999. Mr. Sotok became Manager of Manufacturing in 1977 at Prince Corporation, an $800 million dollar automotive supplier of interior parts. Prince Corporation was acquired in 1996 by Johnson Controls, Inc. Mr. Sotok became Vice President of Manufacturing in 1980 and Senior Vice President of Operations in 1989. In 1993, Mr. Sotok became Executive Vice President and Chief Operating Officer. Prior to employment with Prince Corporation, Mr. Sotok spent 17 years with General Electric in various manufacturing positions. Mr. Sotok is also on the advisory board of Innotec, Inc. in Zeeland, Michigan and consults with other West Michigan firms. Mr. Sotok holds an MBA from the University of Detroit and a bachelor's degree in metallurgy from Penn State University.

        Frank T. Steck, 64, has served as a Director of the Company since October 1998. Mr. Steck has over 35 years of experience in retail, wholesale and manufacturing with strong emphasis in heavy duty industries, including agriculture, automotive, truck and construction. Mr. Steck is currently employed in the executive search industry as Vice President of A.T. Kearney, a position he has held for over five years. Mr. Steck has previously served as Senior Vice President and General Manager-North America of Fleetguard, Inc., a subsidiary of Cummins Engine Co., as Vice President-Worldwide Parts Marketing and Sales of J.I. Case, a subsidiary of Tenneco, Inc., as Vice President and General Manager-Corporate Parts Operations of International Harvester, and as Director of Marketing-Automotive Products of Sears, Roebuck and Company. Mr. Steck currently serves as a Director of SRC Holdings Corporation. Mr. Steck graduated from Wilkes University with a BS degree in business administration and economics.

        Craig A. Wierda, 41, has served as Chairman of the Company’s Board since January 2001 and has been a Director of the Company since February 1999. Mr. Wierda has over 17 years of experience in the automotive industry. Mr. Wierda acquired his first automobile dealership in 1985 and currently owns five dealerships throughout Michigan, with total annual sales of more than $100 million. From 1995 to 1996, Mr. Wierda served as a director of Prince Corporation, a Tier I supplier in the automotive interior trim manufacturing industry. Prince Corporation was acquired in 1996 by Johnson Controls, Inc. Mr. Wierda received a BA from the Northwood Institute.

        There are no family relationships between any of the foregoing persons or any of the Company’s executive officers.

Board and Committees

        The Board of Directors held eleven meetings (exclusive of committee meetings) during 2001. During 2001, each incumbent director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served. The Board of Directors has established the following committees, the functions and current members of which are noted below.

        Executive Committee. The Company has an Executive Committee comprised of Jack Rutherford, Fred Sotok and Craig Wierda. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the Company (except as limited by law or the Company’s Bylaws), and is delegated certain assignments and functions by the Board of Directors. The Committee met three times during the last fiscal year.

        Executive Compensation Committee. The Company has an Executive Compensation Committee comprised of Frank Steck and Craig Wierda. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company’s Chairman and Chief Executive Officer, and acts as the administrative committee for the Company’s employee stock option and long term incentive plans. The Committee met two times during the last fiscal year.

        Operational Oversight Committee. The Company created an Operational Oversight Committee comprised of Fred Sotok, Jack Rutherford and Craig Wierda in January 2001. The Operational Oversight Committee assumed the duties of the office of the Chief Executive Officer, including periodic operational reviews. The President of the Company reports to this Committee. The Committee met three times during the last fiscal year.

        Audit Committee. The Company has an Audit Committee comprised of Frank Steck and Craig Wierda. Each of these members meets the independence standard of Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards. The Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews and recommends to the Board issues concerning the Company’s dividend policies, capital expenditures, and other related financial matters. The Committee met three times during the last fiscal year. Effective May 23, 2000, the Company’s Board of Directors adopted a written charter with respect to the roles and responsibilities of the Audit Committee, which can be found as Appendix A attached to the Company’s Definitive Proxy Statement, Schedule 14A filed May 25, 2001. The Audit Committee’s formal report for the year 2001 is found below.

Audit Committee Report

        Pursuant to its written charter, the Audit Committee, in discharging its oversight responsibilities as to the audit process took the following actions:

        1.         The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 29, 2001.

        2.         The Audit Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those contained in the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        3.         The Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” as amended, and have discussed with the auditors the auditors’ independence.

        Based upon the above-mentioned review and discussion, the Audit Committee recommended to the Board of Directors that it include the financial statements referred to above in the Company’s Form 10-K for the year ended December 29, 2001, and recommended the reappointment of the independent auditors, and the Board of Directors concurred in such recommendation.

Frank Steck, Committee Member

Craig Wierda, Committee Member

Compensation of Directors

        Each calendar year directors of the Company are granted options for the purchase of 12,000 shares of the Company’s common stock. The options are granted quarterly in the amount of 3,000 shares each, as of the end of each quarter. The option exercise price is required to equal the market value of the Company’s common stock on the date of grant. Each option is exercisable for 10 years following the date of grant and vests the year after the date of grant. In addition, the Company reimburses directors for out of pocket expenses incurred to attend board of directors and committee meetings.

Committee Report on Executive Compensation

        The Executive Compensation Committee adheres to the compensation policies and practices of the Company utilized in establishing the compensation of all employees. This is reflective of the Company’s commitment to the participative management process and the resulting emphasis on the collective efforts and achievements of all employees of the Company.

        Compensation Philosophy. The Company’s and the Executive Compensation Committee’s approach to compensation is to further the Company’s goal of empowering its employees, working individually and as a team, to achieve personal and collective goals. The Company’s compensation policies are intended to reward the achievement of annual and long-term goals, both personal and corporate, as well as to encourage future excellent performance. Annual compensation, to date, has not been tied to Company performance.

        Compensation Policies and Programs. For fiscal year 2001, the Company’s compensation programs consisted of cash compensation only. Each year the Company utilizes external wage surveys to determine the total compensation levels of employees performing roles with organizations of similar size and like function. These pay ranges are then used to establish a base compensation. Compensation for the President is arrived at using the same methodology as for other senior employees.

        The Company believes stock options and stock ownership contribute to the aligning of employee’s interests with those of stockholders. The Company’s stock option plans encourage stock ownership by employees by authorizing the grant of stock options to certain employees of the Company. In determining the size of individual option grants, the Committee evaluates each employee’s job responsibilities, competitive market practices, as well as the anticipated potential that individual has in contributing to the success of the Company. During fiscal 2001, the Company issued options to only one executive officer to purchase 210,000 shares of the Company’s Common Stock with an exercise price of $2.0625. The Company also encourages stock ownership through participation in the Company’s Employees’ Stock Purchase Plan. This plan, available to most employees of the Company, permits employees to purchase shares of the Company’s common stock at a discount (up to 15%) from the market price of such shares.

        The Committee will review the limitations on the deductibility for certain compensation paid to Executive Officers whose annual compensation exceeds $1,000,000 as imposed by § 162(m) of the Internal Revenue Code. To date, no officer has exceeded that level.

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the Company’s executive officers:

Name	Age	Posistion
William Beckman Thomas Wallace John Brownlow	54 47 38	President Chief Operating Officer Vice President of Sales

William Beckman has served as President of the Company since December 1999. From February 1, 1999 until November 1999, Mr. Beckman served as Chief Executive Officer of Clarion Plastics Technologies, Inc., a wholly owned subsidiary of the company. From October 1997 until January 1999, Mr. Beckman served as Chief Financial Officer of Johnson Controls Interiors, an automotive supplier of interior parts. Prior to October 1997, Mr. Beckman served as Vice President—Finance of Johnson Controls Interiors as well as Prince Corporation. Prince Corporation was an automotive supplier of interior parts that was acquired by Johnson Controls, Inc. in 1996.

Thomas Wallace has served as Chief Operating Officer of the Company since January 2001. From August 2000 until December 2000 Mr. Wallace served as General Manager of Joint Ventures for Johnson Controls, Inc. and served as their General Manager for Interiors-Europe from October 1996 to August 2000. Prior to Johnson Controls’ acquisition of Prince Corporation in 1996, Mr. Wallace served in various leadership positions at Prince Corporation.

John Brownlow has served as the Company's Vice President of Sales since September 2001. From June 2001 to September 2001 Mr. Brownlow served briefly as Plant Manager for the Company's Caledonia Manufacturing Facility. Mr. Brownlow served as the Director of Corporate Purchasing from November 2000 until March 2001. Mr. Brownlow started with the Company in June 2000 as the Managing Director of the Heavy Truck Business Unit. Prior to his employment with the Company, Mr. Brownlow served as General Manager of Progressive Metal Manufacturing in Ferndale, MI.

SECURITIES OWNERSHIP

        The following table shows, as of March 31, 2002, the number of shares beneficially owned by (i) each Director, Director nominee and Named Executive identified in the executive compensation tables of this Proxy Statement, (ii) all directors and executive officers as a group, and (iii) the beneficial owners of more than 5% of the Company’s common stock. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Directors, Named Executives, and 5% Stockholders	Amount and Nature of Beneficial Ownership		Percent of Class (1)
	Preferred	Common	Preferred	Common
William Beckman	--	1,512,500 (2)	--	3.4%
John Brownlow	--	--	--	--
David W. Selvius	--	268,750 (3)	--	0.01%
Thomas Wallace	--	370,000 (4)	--	0.01%
Steven Olmstead	--	--	--	--
Jack D. Rutherford	62,500	725,250 (5)	3.2%	1.7%
Frederick A. Sotok	--	74,900 (6)	--	0.002%
Frank T. Steck	25,000	534,000 (7)	1.3%	1.2%
Craig A. Wierda	237,500	16,858,500 (8)	12.2%	37.2%
William Blair Mezzanine Capital	--	9,847,797	--	22.6%
Elsa D. Prince Living Trust	731,250	3,656,250	37.5%	7.7%
All executive officers and directors as a group (9 persons)	325,000	20,343,900 (9)	16.7%	43.3%

(1)	Percentages are calculated based upon shares outstanding on March 31, 2002, plus shares which the person has a right to acquire under preferred stock conversion rights, stock options and warrants exercisable within 60 days.
(2)	Includes (i) 437,500 shares with respect to which Mr. Beckman has a right to acquire beneficial ownership under options exercisable within 60 days, (ii) 50,000 shares owned by Mr. Beckman's children, and (iii) 525,000 shares with respect to which Mr. Beckman has the right to acquire beneficial ownership under warrants exercisable in the next 60 days.
(3)	Includes 198,750 shares with respect to which Mr. Selvius has a right to acquire beneficial ownership under options exercisable within 60 days.
(4)	Includes 70,000 shares with respect to which Mr. Wallace has a right to acquire beneficial ownership under options exercisable within 60 days.
(4)	Includes 70,000 shares with respect to which Mr. Wallace has a right to acquire beneficial ownership under options exercisable within 60 days.
(5)	Includes (i) 312,500 shares with respect to which Mr. Rutherford has a right to acquire beneficial ownership within 60 days by converting preferred stock into common stock, (ii) 20,000 shares owned by the Rutherford Limited Partnership, and (iii) 25,000 shares with respect to which Mr. Rutherford has a right to acquire beneficial ownership under certain warrants exercisable within 60 days.
(6)	Includes (i) 400 shares owned by Mr. Sotok's grandchildren, and (ii) 10,000 shares owned by the Sotok Family Limited Partnership.
(7)	Includes (i) 170,000 shares owned by Mr. Steck's wife, and (ii) 125,000 shares with respect to which Mr. Steck has a right to acquire beneficial ownership within 60 days by converting preferred stock into common stock.
(8)	Includes (i) 3,146,000 shares owned by the Emilie D. Wierda Living Trust, (ii) 9,000,000 shares owned by the Emilie D. Wierda Grantor Retained Annual Annuity Trust, (iii) 2,500,000 shares owned by the Craig Wierda Grantor Retained Annual Annuity Trust, (iv) 1,187,500 shares with respect to which the Emilie D. Wierda Living Trust has a right to acquire beneficial ownership within 60 days by converting preferred stock into common stock, (v) 200,000 shares with respect to which the Emilie D. Wierda Trust has a right to acquire beneficial ownership by exercising certain warrants within 60 days, (vi) 350,000 shares with respect to which Eagle Companies, Inc. has a right to acquire beneficial ownership by exercising certain options within 60 days, and (vi) 25,000 shares with respect to which Mr. Wierda has the right to acquire beneficial ownership within 60 days by exercising certain warrants.
(9)	Includes 3,456,250 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options and warrants exercisable within 60 days and under preferred stock conversion rights exercisable within 60 days.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation received by the Company's President, the only other executive officer, and two individuals for whom disclosures would have been required as most highly compensated executive officers, but for the fact they were not executive officers at the end of fiscal year 2001, for fiscal year 2001 (the "Named Executives") as of each of the three fiscal years ended December 2001, 2000 and 1999.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation (2) ($)
William Beckman	2001	$238,725	$0	$0	0	$10,336
President	2000	213,330	0	0	107,500	12,736
	1999	135,577	0	0	450,000	11,000

David W. Selvius(3)	2001	$148,846	$0	$0	0	25,259
Secretary	2000	145,673	0	0	333,750	11,193
	1999	0	0	0	15,000	0

Thomas Wallace(3)	2001	$188,760	$0	$0	210,000	$12,334
Chief Operating Officer	2000	0	0	0	0	0
	1999	0	0	0	0	0

John Brownlow(3)	2001	$89,468	$0	$0	0	$8,144
Vice President of Sales	2000	$43,077	0	0	0	$3,960
	1999	0	0	0	0	0

(1)	Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)	The amounts disclosed in this column include: (a) a Company 401(k) match to Mr. Selvius of $3,938 and $1,457 in 2001 and 2000, respectively, to Mr. Wallace of $1,968 in 2001, and to Mr. Brownlow of $2,808 and $1,292 in 2001 and 2000, respectively; (b) payments by the Company of premiums for term life insurance for the benefit of the Named Executives: $336 and $736 for Mr. Beckman in 2001 and 2000, respectively, $336 and $736 for Mr. Selvius in 2001 and 2000, respectively, $336 for Mr. Wallace in 2001, and $336 and $168 for Mr. Brownlow in 2001 and 2000, respectively; (c) other perquisites in the form of vehicle allowances of $10,000, $12,000, and $11,000 in 2001, 2000, and 1999, respectively, for Mr. Beckman, of $20,985 (includes vehicle allowance and monthly car payment) and $9,000 in 2001 and 2000, respectively, for Mr. Selvius, of $10,000 in 2001 for Mr. Wallace, and of $5,000 and $2,500 in 2001 and 2000, respectively, for Mr. Brownlow.

(3)	Mr. Selvius served as the Company's Secretary for all of fiscal year 2001, until his termination effective April 30, 2002. Mr. Wallace served as the Company's Chief Operating Officer from January 2001 until , 2001, when he was designated a plant manager. Mr. Wallace was reinstated as Chief Operating Officer in 2002. Mr. Brownlow served as the Company's Vice President of Sales from April until June, 2001, when he was designated a plant manager. Mr. Brownlow was reinstated as Vice President of Sales in 2002.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on options granted to the Named Executives during the year ended December 29, 2001.

Name	Number of Securities Underlying Options(1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)	Expiration Date	Grant Date Present Value(2)
Thomas Wallace	210,000	___%	$2.0625	12/22/05	$

(1)	The options granted to Mr. Wallace vest 33 1/3% on July 8, 2001 and 33 1/3% on each January 8, 2002 and January 8, 2003.
(2)	The values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of 0.___, (b) risk free rate of return of____% for Mr. Wallace, (c) a cash dividend yield of ____%, and (d) an expected time of five years to exercise. The actual value, if any, of the options granted is dependent upon the market value of the Company’s common stock subsequent to the date the options become exercisable.

AGGREGATED STOCK OPTION EXERCISES IN 2001 AND YEAR END OPTION VALUES

        The following table provides information on the exercise of stock options during 2001 by the Named Executives and the number and value of unexercised options at December 29, 2001.

			Number of Securities Underlying Unexercised Options at December 29, 2001		Value of Unexercised In the Money Options at December 29, 2001 (2)
Name	Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William Beckman	0	$0	437,500	120,000	$0	$0
David W. Selvius	0	0	198,750	150,000	0	0
Thomas Wallace	0	0	70,000	140,000	0	0
John Brownlow	0	0	0	0	0	0

(1)	Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
(2)	Values are based on the difference between the closing price of the Company's common stock on December 29, 2001 ($0.30) and the exercise prices of the options.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders...............	1,423,650	$3.60	1,326,350
Equity compensation plans not approved by security holders...............	0	$0.00	0
Total...............................	1,423,650	$3.60	1,326,350

EMPLOYMENT AND SEVERANCE AGREEMENTS

        Mr. Beckman entered into an Employment Agreement with the Company and Clarion Plastics Technologies, Inc. dated March 1, 1999. The Employment Agreement provides for (a) a base salary of $150,000 for the first year of the contract and $250,000 for the second year of the contract, (b) certain bonuses if certain sales objectives are achieved, (c) the grant of options to acquire 450,000 shares at an exercise price of $3.25 per share, and (d) certain employee benefits. Notwithstanding his Employment Agreement, Mr. Beckman has voluntarily agreed to and currently receives a reduced salary of $212,500. The Employment Agreement has a term of six years commencing February 1, 1999, and will be automatically renewed for successive one-year terms unless terminated by either party.

        Mr. Selvius entered into an Employment and Stock Option Agreement with the Company dated December 22, 2000. The Employment Agreement provides for (a) a base salary of $150,000 for calendar year 2000, with appropriate adjustments in subsequent years, (b) the grant of options to acquire 300,000 shares at an exercise price of $2.0625 per share, and (c) certain employee benefits. The Employment and Stock Option Agreement has a term of five years commencing December 22, 2000, but was terminated by the Company on April 10, 2002, effective April 30, 2002. Pursuant to the Termination Agreement, Mr. Selvius shall receive $150,000 in severance payments over the next month.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        On October 1, 1999, the Company acquired Double “J” Molding, Inc. (“Double J”). The Company issued 850,000 shares of Clarion common stock to the sellers of Double J, which included William Maatman. Of the 850,000 Clarion shares issued for the acquisition, 425,000 shares (“Put Shares”) are subject to the terms of stock put agreements (“Put Agreements”) with the sellers which require the Company to purchase some or all of the Put Shares from the holders at a price of $6.00 per share. The maximum potential repurchase obligation of the Company is $2,550,000. The outstanding put options expire on November 15, 2002 and are exercisable between October 1, 2002 and November 14, 2002. Concurrent with the issuance of these stock put options, the Company entered into a stock put agreement with Craig Wierda, a member of the Board of Directors which requires that Mr. Wierda purchase a number of shares of the Company common stock equal to the product of: (i) the aggregate purchase price paid by the Company for the Put Shares, divided by the lessor of (ii) the closing price of the common stock quoted on NASDAQ on the date the Company receives notice of its obligation to perform under the Put Agreements, or (iii) $6.00. The Company’s put option expires on November 25, 2002 and is exercisable between October 1, 2002 and November 14, 2002. In exchange for the Director Put Agreement, Mr. Wierda received 200,000 warrants to purchase Company common stock at an exercise price of $5.00 per share. The warrants are immediately exercisable and expire on September 30, 2002.

        As of January 1999, the Company entered into a three year agreement with Eagle Companies, Inc. (“Eagle”), a firm owned by Mr. Wierda, pursuant to which Eagle provides consulting and management services regarding strategic initiatives and provides office space for certain corporate employees of the Company. For those services and the space, the Company has granted Eagle options to purchase 350,000 shares of common stock at the price of $3.25 per share. The options are immediately exercisable and expire on December 31, 2002.

        In February 2000, the Company entered into an agreement to acquire the assets of Drake Products Corporation (“Drake”). As a condition to the receipt of financing, the banks which provided the financing required the Company to obtain guarantees on $12.0 million of term debt. Mr. Wierda and his spouse, Jack Rutherford and William Beckman (each a “Guarantor”) agreed to provide guarantees on $3.0 million of the debt. Each Guarantor executed a $1.0 million guaranty and obtained a supporting letter of credit. In consideration, the Company executed an agreement (“Fee Agreement”) with each Guarantor pursuant to which the Company pays each Guarantor a monthly fee of 1% of that Guarantor’s guaranty amount, in arrears, on the anniversary date of the Fee Agreement, either in cash or in shares of common stock valued at $4.00 per share. Each Guaranty terminated on July 21, 2000 when the $12.0 million of term debt was paid off. The outstanding fees payable pursuant to the Fee Agreements to Craig Wierda, Jack Rutherford and William Beckman are $46,452, $46,452 and $46,452, respectively. Concurrent with the execution of the Fee Agreement, the Company issued to each Guarantor a warrant for the purchase of 25,000 shares of common stock at a price of $4.625 per share. The warrants are immediately exercisable and expire three years from issuance. Elsa Prince, related to Mr. Wierda through marriage, agreed to provide guarantees through the Elsa Prince Trust on $6.0 million of the debt by making a $6.0 million cash deposit with one of the lending bank. The Company paid the Elsa Prince Trust a 2% fee per month.

        The Company has hired AT Kearney, of which Frank Steck is a Vice President, to aid the Company in its search to hire a Chief Financial Officer.

        In connection with the Third Amendment of the Senior Credit Agreement, Mr. Wierda provided a Letter of Credit to guaranty Term Loan B which is outstanding in the principal amount of $1.0 million. In return for Mr. Wierda’s provision of the Letter of Credit, the Company issued a warrant for a maximum of 1.0 million shares of the Company’s Common Stock. In addition, Mr. Wierda infused $0.6 million in debt into the Company as a subordinated lender. In consideration, Mr. Wierda was issued a subordinated note in the principal amount of $0.6 million and a warrant for 600,000 shares of Common Stock at an exercise price of $0.0001 per share. Mr. Wierda has exercised this warrant.

        In connection with the Fourth Amendment of the Senior Credit Agreement, Mr. Wierda infused $2.3 million in debt into the Company as a subordinated lender. Mr. Wierda was issued subordinated notes in the principal amount of $2.3 million and warrants for 11.5 million shares of Common Stock at an exercise price of $0.0001 per share. These warrants have been exercised.

CERTAIN TRANSACTIONS

        David W. Selvius entered into an Employment Agreement with the Company dated December 22, 2000. Mr. Selvius is terminated effective April 30, 2002 and will be paid severance of $150,000 over the next month.

        The Company has accrued a $32,272 compensation liability for services rendered by Jack Rutherford as Chairman of the Board and Chief Executive Officer.

        In April 2001, Mr. Beckman, the Company's President, and Mr. Wallace, a Plant Manager, infused $0.1 million and $0.3 million, respectively, in debt into the Company as subordinated lenders. In consideration, Mr. Beckman was issued a subordinated note in the principal amount of $0.1 million and a warrant for 100,000 shares of Common Stock at an exercise price of $0.0001 per share. Mr. Wallace was issued a subordinated note in the principal amount of $0.3 million and a warrant for 300,000 shares of Common Stock at an exercise price of $0.0001 per share. Mr. Wallace has exercised this warrant.

        In December 2001, Mr. Beckman infused $0.1 million in debt into the Company as a subordinated lender. Mr. Beckman was issued a subordinated note in the principal amount of $0.1 million and a warrant for 500,000 shares of Common Stock at an exercise price of $0.0001 per share.

        The Company hired Mr. Steven Olmstead as a consultant and Mr. Olmstead is receiving consulting fees under that arrangement. During fiscal 2001 and through April 2002, the Company has paid Mr. Olmstead $109,000 and $82,850, respectively for such consulting services.

STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the NASDAQ Composite and the NASDAQ Industrials for the period March 31, 2000 through December 29, 2001. The foloowing information is based on an annual investment of $100, on March 31, 2000, in the Company's common stock, the NASDAQ Composite, and the NASDAQ Industrials, with dividends reinvested.

Clarion Technologies NASDAQ Composite NASDAQ Industrials	3/31/00 $100.00 100.00 100.00	6/30/00 $76.25 86.73 87.04	9/29/00 $73.75 80.32 84.57	12/29/00 $32.50 54.03 61.28	3/30/01 $31.87 40.24 50.83	6/29/01 $22.00 47.26 62.65	9/28/01 $12.60 32.78 45.06	12/31/01 $ 6.60 42.65 57.40

PROPOSED INCREASE IN AUTHORIZED COMMON STOCK

        The Company’s Board of Directors has proposed that Article IV of the Company’s Certificate of Incorporation be amended to read as follows:

"ARTICLE IV Authorized Capital Stock
This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 100,000,000 and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 3,000,000 and each such share shall have a par value of $.001. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

        This amendment will increase the Company’s authorized common stock from 60,000,000 shares to 100,000,000 shares of common stock, each share with a par value of $.001. As of April 29, 2002, there were a total of 43,562,081 shares of common stock issued and outstanding. As of April 29, 2002, 1,406,650 shares of common stock were issued and outstanding, and 1,343,350 shares of common stock were reserved for issuance under the Company’s 1998 Stock Option Plan and 1999 Stock Incentive Plan. Additionally, there are 12,086,250 shares reserved for issuance pursuant to other outstanding stock options, convertible preferred stock and certain warrants. As of April 29, 2002, the Company has 1,950,250 shares of preferred stock issued and outstanding and 1,037,250 shares of preferred stock remain available for future issuance. This proposed amendment will not affect the preferred stock.

        The purpose of the amendment is to provide additional shares of common stock for future issuance. The Board of Directors believes it desirable to increase the authorized number of shares of common stock in order to provide the Company with adequate flexibility in corporate planning and strategies. The availability of additional common stock for issuance could be used for a number of purposes, including corporate financing, future acquisitions, stock dividends, stock splits, stock options, and other stock-based compensation. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further stockholder approval, unless such action is required by applicable law or the rules of the Over-the-Counter Bulletin Board or any stock exchange on which the Company’s securities may be listed. The Board has no current plans for the issuance of additional shares of Common Stock other than pursuant to outstanding options and convertible securities.

        The additional shares of common stock for which authorization is sought would be part of the existing class of common stock, and, to the extent issued, would have the same rights and privileges as the shares of common stock presently outstanding. Ownership of shares of the Company’s common stock confers no preemptive rights.

        The increase in the authorized but unissued shares of common stock which would result from adoption of the proposed amendment could have a potential anti-takeover effect with respect to the Company, although management is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the proposed amendment arises because it would enable the Company to issue additional shares of common stock up to the total authorized number with the effect that the stockholdings and related voting rights of then existing stockholders would be diluted to an extent proportionate to the number of additional shares issued.

        The affirmative vote of the holders of a majority of both the outstanding shares of common stock and of the outstanding preferred stock of the Company is required for approval of the proposed amendment. Unless otherwise directed by a stockholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment.

        The Board of Directors recommends a vote “FOR” the approval of the proposed amendment to the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company’s directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the Company’s securities and changes in such ownership to the Securities and Exchange Commission. Based upon a review of the copies of such forms furnished to the Company, the Company believes that Mr. Robert Ryan filed one form representing one transaction late, and Mr. Bryan Cressey filed one form representing one transaction late.

RELATIONS WITH INDEPENDENT ACCOUNTANTS

        The consolidated financial statements of the Company have been audited by Ernst & Young LLP, independent certified public accountants.

        On April 18, 2000, the Company dismissed Perrin Fordree & Company, P.C. (“Perrin”) as its independent accountant. The Company certifies that (i) the audit reports of Perrin on the consolidated financial statements of Clarion Technologies, Inc. for the past two years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles; (ii) the decision to change independent accountants was approved by the Board of Directors of the Company; (iii) in connection with its audits for the two most recent fiscal years and any subsequent interim periods through April 18, 2000, there were no disagreements with Perrin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Perrin, would have caused it to make reference to the subject matter of the disagreement in connection with its report; and (iv) during the two most recent fiscal years and through April 18, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(iv)(B)).

        The Company engaged Ernst & Young LLP as its new independent accountant as of April 18, 2000. During the two prior fiscal years and through April 18, 2000, the Company had not consulted with Ernst & Young LLP regarding: (i) the application of accounting principles to a specified completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and in no case were either written or oral report provided to the Company that the Company concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event required to be disclosed pursuant to Item 304(a)(1)(iv) of Regulation S-K.

        A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 29, 2001 by the Company’s principal accounting firm, Ernst & Young LLP:

Audit Fees............................................................................................
Financial Information Systems Design and Implementation Fees.......
All Other Fees
     Audit Related Fees..........................................................................
     Non-Audit Related Fees..................................................................
Total Fees...................................................................................	$ $ $ $ $	150,000 0 50,870 71,894 272,764

Audit related services generally include fees for business acquisitions and accounting consultations.

        The Audit Committee considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the principal accountant’s independence.

STOCKHOLDER PROPOSALS-2003 ANNUAL MEETING

        Any stockholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 38 West Fulton, Suite 400, Grand Rapids, Michigan 49503, not later than January 20, 2003, if the stockholder wishes the proposal to be included in the Company’s proxy materials relating to the annual meeting of stockholders in 2003. If the Company receives notice of a stockholder proposal after April 5, 2003, the persons named as proxies for the 2003 Annual Meeting of Stockholders will have discretionary voting authority to vote on that proposal at that meeting.

        In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to director nominations and stockholder proposals, irrespective of whether the proposal is to be included in the Company’s proxy materials. A copy of the Company’s Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

MISCELLANEOUS

        If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

        The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

        The Company’s Annual Report on Form 10-K for the year ended December 29, 2001, including financial statements, is being mailed to stockholders with this proxy statement.

        Stockholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

By Order of the Board of Directors, /s/ William Beckman
May ___, 2002	William Beckman President

::ODMA\PCDOCS\GRR\693680\1

CLARION TECHNOLOGIES, INC.
38 West Fulton, Suite 400, Grand Rapids, Michigan 49503
This Proxy is Solicited by the Board of Directors.
Annual Meeting to be held at the Greenville Area Community Center
900 E. Kent, Greenville, Michigan 48838
June 25, 2002, at 9:00 a.m., local time

The undersigned hereby appoints Steven Olmstead and Craig Wierda, and each of them, with power of substitution in each, proxies to vote, as designated on the reverse side, all of the undersigned’s shares of Common Stock of CLARION TECHNOLOGIES, INC., at the Annual Meeting of Shareholders to be held on June 25, 2002, and any and all adjournments thereof.

        Properly executed proxies will be voted as marked and, if not marked, will be voted FOR all of the nominees and FOR the approval of the amendment to the Certificate of Incorporation.

1.	Election of Directors - The Board of Directors recommends a vote FOR the nominees named below. (Check Only One Box)

A. For all nominees listed below   [     ]

B. For none of the nominees listed below   [     ]

C. For all nominees except names crossed out   [     ]

	Steven Olmstead Frederick A. Sotok	Craig A. Wierda Jack D. Rutherford	Frank T. Steck
2.	Approval of the amendment to the Certificate of Incorporation - The Board of Directors recommends a vote FOR this proposal.
FOR [ ] AGAINST [ ]
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(To be Dated and Signed on Other Side)

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to our tabulation service at Computershare Investor Services, Inc., P.O. Box 1596, Denver CO 80201-1596.

Please date, sign exactly as name appears hereon, and mail promptly in the enclosed envelope which requires no postage if mailed in the United States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly, both owners must sign.

Dated:______________________________________, 2002 Signature:________________________________________ Signature:________________________________________

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